CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801-3336

tel 407.650.1000    800.522.3863

fax 407.650.1013

www.cnlgrowthproperties.com

Investor Inquires:

P.O. Box 219001

Kansas City, Missouri 64121-9001

toll-free 866.650.0650

Exhibit 99.1

September 16, 2014

Dear Shareholder:

We formed CNL Growth Properties, Inc. (the Company) with the goal of investing in commercial real estate aimed at creating growth primarily through multifamily community development. As of June 30, 2014, we owned interests in 14 Class-A multifamily properties, five of which were operational and nine of which were under development, including two that were partially operational.

Our follow-on equity offering ended on April 11, 2014, effectively fixing our shareholder base, and we are nearing the completion of the acquisition phase of our life cycle. As we move into the next phase, we are focused on fully investing the remaining proceeds from our equity offerings and actively evaluating opportunities for the portfolio as properties become stabilized. In addition, we anticipate that by the end of 2014 our board of directors will begin considering strategic alternatives for an exit event.

In June 2010, our board of directors determined to issue stock distributions in order to preserve cash as we developed properties and achieved stabilization of those properties upon completion of construction. Since the close of our follow-on equity offering, we no longer believe the stock distribution no longer provides an economic benefit to our shareholders. With this in mind, our board of directors has determined that it is in the best interest of the Company and our shareholders to terminate the stock distribution policy and the distribution reinvestment plan effective October 1, 2014. Stock distributions declared for July, August and September were paid September 15, 2014; however, no further stock distributions will be declared or paid thereafter.

Our board of directors also has determined to suspend our share redemption plan effective October 1, 2014. As of September 10, 2014, we had outstanding redemption requests for approximately twenty thousand shares of our common stock. During the period of our public equity offerings, redemption requests were funded from offering proceeds. Since the close of our public offerings, we have fully utilized all funds available for redemption requests under the redemption plan. Consequently, we are unable to redeem any requests for the quarter ended September 30, 2014. We will no longer accept redemption requests after September 10, 2014. All redemption requests received prior to September 10, 2014, and not redeemed will remain in the redemption queue unless the redemption plan is reinstated. However, there is no guarantee that the redemption plan will be reinstated.

We look forward to providing additional updates about CNL Growth Properties as we continue to work through the next phase in our life cycle. If you have any questions, please contact your financial advisor or CNL Client Services at 866-650-0650, option 3 and then option 0.

Sincerely,

Thomas K. Sittema

CEO & President

CNL Growth Properties, Inc.

cc:	Financial Advisors